Exhibit 99.1

CARRIAGE SERVICES RAISES QUARTERLY CASH DIVIDEND TO 5¢/QTR
HOUSTON May 19, 2016 - Carriage Services, Inc. (NYSE: CSV) today announced that its Board of Directors has approved the increase of its quarterly cash dividend policy for its Common Stock from 2.5¢ to 5¢ per share, effective to payments payable on September 1, 2016 and later. The Company initiated their quarterly cash dividend policy in May 2011. The Company also has a dividend reinvestment program that is available so that shareholders may elect to reinvest their dividends into additional shares of the Company's common stock.
Melvin C. Payne, Chief Executive Officer, stated “I am extremely pleased to announce that our Board of Directors increased the common share dividend to 5¢ per share. In 2015, we achieved Adjusted Consolidated EBITDA of $71.1 million and generated Adjusted Free Cash Flow of $43.7 million reflecting the strength in our financial position. Accordingly, we have the financial capacity to return value to our shareholders with a cash dividend policy that will pay out about $3.3 million in annual dividends, approximately a 1% dividend yield. Having evolved Carriage into a superior consolidation and operating platform within our industry, we are committed to our Ten Year Vision of long term shareholder value creation, as follows:
Become recognized by institutional investors and those in our industry as a superior Consolidation, Operating and Value Creation Investment Platform by consistently allocating our precious capital, especially our growing Free Cash Flow, with disciplined savviness and flexibility among various investment options so as to maximize the intrinsic value of Carriage per share over the next ten years.”
Carriage Services is a leading provider of funeral and cemetery services and merchandise in the United States. Carriage operates 167 funeral homes in 27 states and 32 cemeteries in 11 states.